FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), dated as of April 2, 2018 (the “Effective Date”), is made by and between Hancock Jaffe Laboratories, Inc., a Delaware corporation (“Hancock Jaffe”) and Benedict Broennimann, M.D.(“Executive,” and together with Hancock Jaffe, the “Parties”), and amends that certain Employment Agreement, dated as of August 30, 2016, by and between Hancock Jaffe and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, Hancock Jaffe and Executive previously entered into the Employment Agreement, pursuant to which Executive serves as Hancock Jaffe’s Co-Chief Executive Officer;

WHEREAS, pursuant to Section 14 of the Employment Agreement, no provision of the Employment Agreement may be modified unless such modification is agreed to in writing and signed by Executive and such officer or director as may be designated by Hancock Jaffe; and

WHEREAS, the Parties desire to amend the Employment Agreement to change Executive’s title to Chief Medical Officer (OUS).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Section 1. Section 1 of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

“1. POSITION AND DUTIES.

(a) Hancock Jaffe shall employ Executive as its Chief Medical Officer (OUS). Executive shall be responsible for advancing the science and development of new products and acting as chief liaison with the medical community outside the United States of America. Executive shall perform the duties set forth in this Section 1, in addition to those employment duties that are usual and customary for Executive’s position and those employment duties that may be assigned to Executive by the Chief Executive Officer of Hancock Jaffe from time to time.

(b) Executive shall report directly to the Chief Executive Officer.

(c) Executive shall devote all of Executive’s business time, energy, judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with Hancock Jaffe, provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or (ii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.”

2.	Effect on the Employment Agreement; Reaffirmation. The Employment Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. Hancock Jaffe and Executive hereby reaffirm every term, condition, covenant, representation and warranty set forth in the Employment Agreement not amended herein as originally made and given.

3.	Governing Law. This Amendment, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles.

4.	Counterparts. This Amendment may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by facsimile or other electronic transmission of signatures.

[Signature page follows]

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In witness whereof, Hancock Jaffe has caused this Amendment to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HANCOCK JAFFE LABORATORIES, INC.	BENEDICT BROENNIMANN, M.D.

/s/ Yury Zhivilo	/s/ Benedict Broennimann, M.D.
Yury Zhivilo	Benedict Broennimann, M.D.
Chairman of the Board	Executive

Signature Page to Amendment to Employment Agreement